Exhibit 99.1

2929 Seventh Street, Suite 100 Berkeley, CA 94710

Contact:

Michael Ostrach

Vice President and Chief Business Officer

510-665-7257

mostrach@dynavax.com

DYNAVAX’S TWO PHASE 3 HEPLISAV TRIALS CLEARED BY DSMB

TO CONTINUE IMMUNIZATIONS

Second Safety Assessment Complete

Berkeley, CA – May 27, 2010 – Dynavax Technologies Corporation (Nasdaq: DVAX) today announced that the Data Safety Monitoring Board (DSMB) established for Dynavax’s two ongoing Phase 3 trials for HEPLISAVTM has completed the second of its planned safety assessments. The evaluation included data from 2,264 subjects that received their first injection, 1,611 of whom received their first and second injections. The DSMB determined that the studies may continue without modification.

HEPLISAV is an innovative vaccine designed to protect against hepatitis B infection. The DSMB reviewed safety data from two ongoing multi-center Phase 3 trials evaluating HEPLISAV, one trial in adults 40 years and older, and a second trial in chronic kidney disease patients. The DSMB is comprised of an independent group of medical experts who are responsible for reviewing and evaluating subject safety data at regular intervals during the ongoing trials.

About HEPLISAV

HEPLISAV is an investigational adult hepatitis B vaccine. The vaccine candidate is being evaluated in two Phase 3 studies that are directed toward fulfilling licensure requirements in U.S., Canada and Europe. In a completed pivotal Phase 3 trial, HEPLISAV demonstrated increased, rapid protection with fewer doses than current licensed vaccines. Dynavax has worldwide commercial rights to HEPLISAV and is developing the vaccine for large, high-value populations that are less responsive to current licensed vaccines, including individuals with chronic kidney disease. HEPLISAV combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist known as ISS to enhance the immune response.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The Company’s lead product candidate is HEPLISAV, an investigational adult hepatitis B vaccine designed to enhance protection more rapidly and with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

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Forward Looking Statements

This press release contains “forward-looking statements,” that are subject to a number of risks and uncertainties. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether successful clinical and regulatory development and approval of HEPLISAV can occur in a timely manner or without significant additional studies or difficulties or delays in development or clinical trial enrollment, whether the studies can support registration for commercialization of HEPLISAV; the results of clinical trials and the impact of those results on the initiation and completion of subsequent trials and issues arising in the regulatory process; the Company’s ability to obtain additional financing to support the development and commercialization of HEPLISAV and its other operations, possible claims against the Company based on the patent rights of others; and other risks detailed in the “Risk Factors” section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax’s website at www.dynavax.com is not incorporated by reference in the Company’s current periodic reports with the SEC.

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